Exhibit 16.1

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

13-18 City Quay Dublin 2 D02 ED70 Ireland

September 12, 2024	T +353 (0)1 6805 805 F +353 (0)1 6805 806 E info@ie.gt.com www.grantthornton.ie

Re:	Lifezone Metals Limited

Ladies and Gentlemen:

We have read Form 6-K of Lifezone Metals Limited dated September 12, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton
Grant Thornton
Dublin, Ireland

Member of Grant Thornton
International Limited (GTIL).

Grant Thornton are Chartered
Accountants Registered Auditors

Grant Thornton is authorised by
Chartered Accountants Ireland (CAI)
to carry on investment business.

Partners
L. Barry, A. Burns, G. Cosgrove, A. Costello, F. Condon, J. Crawford, N. Crimmins, F. Cronin, E. Daly, P. Dillon, K. Devenney, B. Doherty, S. Donovan, T. Dunne, C. Feely, G. Fitzpatrick, K. Foley, B.P. Foster, P. Gallen, R. Gillan, D. Gleeson, J. Glennon, A. Gourley, M. Harris, D. Holland, P. Jacobs, C. Kelly, D. Kelly, L. Kelly, S. Kerins, P. Legge, D. Lynch, S. McAllister, M. McAteer, T. McCarron, N. Meenan, S. Meredith, S. Mirza, S. Murray, B. Murphy, M. Neary, M. Nolan, D. O’Connell, T. O’Connell, O. O’Connor, B. O’Dwyer, N. O’Dwyer, D. O’Hanlon, S. O’Hea, J. O’Keefe, B. O’Neil, S. O’Neill, B. O’Sullivan, J. O’Sullivan, D. Price, C. Rogers, P. Ryan, M. Shanahan, M. Shelley, T. Sullivan, N. Taylor, S. Tennant, P. Vale, G. Walsh, A. Ward, J. Daly, J. Nolan, J. Fitzpatrick, K. Coleman, M. Afontsenko, M. Mannion